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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ADVANSTAR RELEASES FIRST QUARTER 2004 RESULTS

New York, NY—April 29, 2004—Advanstar Communications Inc., a leading worldwide provider of B-to-B marketing and business information products and services, reported today its first quarter 2004 operating results. Revenue in the first quarter of 2004 of $119.9 million increased 19.8% from $100.1 million in the first quarter of 2003. Operating income of $29.9 million in the first quarter of 2004 improved $5.4 million, or 22.0%, from $24.5 million in the first quarter of 2003 while income from continuing operations declined from $12.4 million in the first quarter of 2003 to $9.3 million in the first quarter of 2004.

Cash flows provided by operating activities remained relatively consistent at $2.1 million in the first quarter of 2004, compared to $2.3 million in the first quarter of 2003.

EBITDA of $41.0 million in the first quarter of 2004 increased $3.7 million, or 9.8%, from EBITDA of $37.3 million in the first quarter of 2003.

Joe Loggia, President and CEO of Advanstar said, "We are pleased with our first quarter results. We have made significant investments in the business and key products while achieving targeted growth. Our first quarter MAGIC and Powersports trade shows increased in square footage, booth revenue and attendance. Our publishing segments continue to show signs of recovery on which we are well positioned to capitalize."

Segment Operating Summary

Trade Shows and Conferences:
Revenue from trade shows and conferences increased $2.6 million, or 4.0%, to $68.2 million in the first quarter of 2004 from $65.6 million in the first quarter of 2003. Three trade shows shifted between the first and second quarters from 2003 to 2004 increasing revenue by $1.6 million in the first quarter of 2004. Revenue for events held in the first quarter of both 2004 and 2003 increased $1.0 million, or 1.5%, in the first quarter of 2004. Strong performances came from MAGIC and the Powersports motorcycle events. MAGIC held a successful event with revenue and square footage increasing approximately 4.7% and 4.5%, respectively, over the first quarter of 2003. Overall attendance as well as the key retail buyer segment increased over the Spring 2003 and the August 2003 events. The Powersports events, including the Dealer Expo trade show and the International Motorcycle Show tour increased revenue 13.7% over the first quarter last year. Our trade shows serving technology markets had mixed results but our largest technology events in the document management and digital printing markets stabilized after three years of tech market declines. Attendance was strong at these events which we hope will allow us to begin to steer toward recovery in 2005.

Contribution margin from trade shows and conferences increased $0.8 million, or 2.0%, to $38.8 million in the first quarter of 2004 from $38.0 million in the first quarter of 2003. Strong performances by events serving the motorcycle and home entertainment markets and the effect of the change in the timing of certain events, as discussed above, were offset by the impact of investments made in our MAGIC and Powersports events to pursue further revenue growth opportunities.

Publications:

Revenue from publications increased $16.5 million, or 53.4%, to $47.2 million in the first quarter of 2004 from $30.7 million in the first quarter of 2003 principally due to the expansion of our healthcare business with the acquisition of the Thomson healthcare properties in October 2003. The acquired healthcare properties contributed approximately $17.5 million of revenue in the first quarter of 2004. We continue to integrate the Thomson healthcare properties into our existing healthcare business. Senior sales and management teams are in place and the combined businesses have been reorganized along market lines including primary care, specialty care, veterinary, dental and custom projects.

The economic recovery remains tentative and uncertain across the various industries served by our publications. For publications serving the technology and travel markets, revenue declined $1.3 million in the first quarter of 2004 compared to the first quarter of 2003 as advertising pages continued to decline in these markets. Revenue declined approximately $1.0 million in the first quarter of 2004 due to the sale of certain of our U.K. based properties at the end of 2003. Across all our publications (other than the acquired healthcare properties and the technology and travel publications), advertising pages increased 6.1% and revenue increased $1.3 million or 5.6% in the first quarter 2004 over the first quarter of 2003.

Contribution margin from publishing of $13.2 million in the first quarter of 2004 increased $4.5 million, or 51.3%, over the first quarter of 2003. This increase was due to the acquisition of the Thomson publications in the fourth quarter of 2003.

Marketing Services and Other:
Revenue from marketing services and other of $4.5 million in the first quarter of 2004 increased 19.7% from $3.8 million in the first quarter of 2003 due to positive results in classified and recruitment advertising, principally from the Thomson healthcare acquisition. Contribution margin from marketing services and other of $2.5 million in the first quarter of 2004 increased $1.1 million from the first quarter of 2003 due to the increased revenue and the effects of integration cost savings.

Department and support costs of $1.0 million increased $0.3 million from the first quarter of 2003 due to increased departmental production staff related to the Thomson acquisition.

General and Administrative:

        General and administrative costs increased $1.5 million, to $11.4 million in the first quarter of 2004 from $9.9 million in the first quarter 2003 primarily due to increased administrative costs attributable to the acquisition of the Thomson healthcare properties.

On March 8, 2004, we purchased a portfolio of pharmaceutical industry magazines and conferences from the Institute of Validation Technology for $8.0 million in cash and assumed liabilities. Revenue and contribution margin in the first quarter of 2004 from these acquired properties was immaterial.

On March 12, 2004, we completed the sale of our art industry trade shows and magazines for a total sales price of $19.5 million in cash, and recorded an after tax gain of $3.4 million. The portfolio included three trade shows and two publications. The results of the art portfolio are reported separately as discontinued operations, and are not included in reported revenue, contribution margin or EBITDA in both the current and prior year. Revenues and contribution margin of the art portfolio were $8.5 million and $3.4 million in the first quarter of 2004 and $9.3 million and $3.6 million in the first quarter of 2003. Full year 2003 revenue and contribution for the art properties was $10.7 million and $2.8 million respectively.

On October 1, 2003 we acquired a portfolio of healthcare industry magazines and related custom projects business from the Thomson Corporation. The integration of production and support activities into our Duluth, MN operations center proceeded as planned and were substantially completed by the end of December. We are continuing our planned transition of the organizational structure and are in the process of upgrading the sales and marketing tools and procedures. The acquired Thomson properties contributed approximately $17.5 million and $3.1 million to our first quarter 2004 publishing revenue and publishing contribution margin.

Conference Call Information

        Advanstar will hold a conference call to review first quarter 2004 results on Thursday, April 29, 2004 at 2:00 p.m. Eastern. The call can be accessed by dialing 1-800-399-1392 with access code number 7040843. A copy of this release will also be available at our website, www.advanstar.com.

Advanstar Communications Inc
Summary Financial Information
(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In thousands)
Revenue:
Trade shows and conferences	$68,225	$65,572
Publications	47,169	30,749
Marketing services and other	4,495	3,754

Total revenue	119,889	100,075

Contribution margin(1):
Trade shows and conferences	38,758	38,015
Publications	13,186	8,717
Marketing services and other	2,473	1,434
Department and support costs	(992)	(681)

Total contribution margin	53,425	47,485
General and administrative expenses	11,437	9,868
Provision and funding of affiliated dot.com company operations	538	210
Depreciation and amortization	11,524	12,870

Operating income (loss)	$29,926	$24,537
Income from continuing operations	$9,329	$12,418
Cash flows provided by (used in):
Operating activities	$2,060	$2,265
Investing activities	9,697	(1,980)
Financing activities	(9,128)	(7,277)
Other Data:
EBITDA(2)	$40,956	$37,292

(1)
Contribution margin is defined as net revenue less cost of production and selling, editorial and circulation costs.

(2)
A reconciliation of the differences between this non-GAAP financial measure and the most directly comparable GAAP measure can be found at the end of this press release.

About Advanstar

        Based in New York, NY, Advanstar Communications Inc. (www.advanstar.com) is a worldwide business information company serving specialized markets with high quality information resources and integrated marketing solutions. Advanstar has 100 business magazines and directories, 72 tradeshows and conferences, numerous Web sites, and a wide range of print and electronic direct marketing, database and reference products and services. Advanstar serves targeted market sectors in the automotive, beauty, e-learning, call center, digital media, entertainment/marketing, healthcare, fashion & apparel, pharmaceuticals, powersports, science, telecommunications and travel/hospitality industries. The Company has roughly 1,400 employees and currently operates from multiple offices in North America, Latin America, Europe and Asia.

        The statements contained in this press release and our other oral and written statements that are not historical in nature are forward-looking statements that involve risks and uncertainties. Although management of Advanstar believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of Advanstar's business, there can be no assurance that they in fact will be realized. Numerous factors may affect Advanstar's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of Advanstar including such factors listed from time to time in Advanstar's reports filed with the Securities and Exchange Commission including the factors described in post effective amendment no. 1 to our registration statement on Form S-1 (333-111155) filed April 16, 2004 under the heading "Risk Factors." Advanstar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

        In this press release we disclose various non-GAAP financial measures as defined by SEC Regulation G, including EBITDA. A reconciliation of the differences between the GAAP financial measures and the non-GAAP financial measures can be found at the end of this press release.

Advanstar Communications Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In thousands)
Revenue	$119,889	$100,075

Operating expenses:
Costs of production	23,025	19,524
Selling, editorial and circulation	43,439	33,066
General and administrative	11,437	9,868
Provision and funding of affiliated dot.com company operations	538	210
Depreciation and amortization	11,524	12,870

Total operating expenses	89,963	75,538

Operating income	29,926	24,537
Other income (expense):
Interest expense, net	(18,190)	(12,086)
Other income (expense), net	1,211	399

Income from continuing operations before income tax expense and minority interests	12,947	12,850
Provision (benefit) for income taxes	3,125	304
Minority interests	(493)	(128)

Income from continuing operations	9,329	12,418

Income from operations of discontinued business (including gain on disposal of $1,017 and a tax benefit of $2,404 in 2004)	6,771	3,268

Net income	$16,100	$15,686

        The following table reconciles EBITDA to cash flows provided by operating activities for each period presented:

	Three Months Ended March 31,
	2004	2003
EBITDA	$40,956	$37,292
Depreciation and amortization	(11,524)	(12,870)
Minority interests (excluding Depreciation and amortization)	494	115

Operating income	29,926	24,537
Interest expense	(18,190)	(12,086)
Other income (expense), net	1,211	399
Provision for income taxes	(3,125)	(304)
Minority interests	(493)	(128)
Income from operations of discontinued business	6,771	3,268

Net income (loss)	16,100	15,686
Gain on sale of business	(1,008)	—
Depreciation and amortization	11,587	13,155
Deferred income taxes	640	—
Other non cash items	153	798
Changes in operating assets and liabilities	(25,412)	(27,374)

Net cash provided by operating activities	$2,060	$2,265

Use of Non-GAAP Financial Information

        To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), we use non-GAAP measures, such as EBITDA, which are derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for results prepared in accordance with GAAP.

        We define "EBITDA" as operating income plus amortization and depreciation less amounts attributable to minority interest. EBITDA is a key liquidity measures but should not be construed as an alternative to cash flows from operating activities or operating income (as determined in accordance with GAAP) or as a measure of our profitability or performance. We provide information about EBITDA because we believe it is a useful way for us and our investors to measure our ability to satisfy cash needs, including interest payments on our debt, taxes and capital expenditures. GAAP requires us to provide information about cash flow generated from operations. However, GAAP cash flow from operations is reduced by the amount of interest and tax payments and also takes into account changes in net current liabilities (e.g., changes in working capital) that do not impact net income. Because changes in working capital can reverse in subsequent periods, and because we want to provide information about cash available to satisfy interest and income tax expense (by showing our cash flows before deducting interest and income tax expense), we are also presenting EBITDA information. Our definition of EBITDA does not take into account our working capital requirements, debt service requirements or other commitments. Accordingly, EBITDA is not necessarily indicative of amounts that may be available to us for discretionary purposes. Our method of computation may not be comparable to other similarly titled measures of other companies. Our management uses EBITDA to determine our compliance with key financial covenants under our existing Credit Facility, which impact the amount of indebtedness we are permitted to incur. The definition of EBITDA in our existing credit facility is based, in part, on our EBITDA and includes other adjustments described in our credit agreement.

For more information, please contact:

Tammy Lillo
Investor Relations
218-723-9291
tlillo@advanstar.com

QuickLinks

  EXHIBIT 99.1
Advanstar Communications Inc Summary Financial Information (Unaudited)
Advanstar Communications Inc. Statements of Operations (Unaudited)